Exhibit 10.4

[TRAMMELL CROW COMPANY LETTERHEAD]

April 6, 2004

Derek R. McClain

[XXXXXXXXXX]

[XXXXXXXXXX]

Re:                               Amendment to Employment Agreement

Dear Derek:

As you know, you and Trammell Crow Company (the “Company”, or “we”, or “us”) are parties to that certain employment letter agreement, dated as of October 17, 2003, as supplemented by that certain letter delivered by us to you, dated as of January 9, 2004 (the “Employment Agreement”), which set forth the terms of your employment with us.  We and you now wish to amend and supplement the Employment Agreement in certain respects as set forth in this letter agreement (this “Amendment”).  We and you both acknowledge and agree that this Amendment is being made for good and valuable consideration, the receipt and sufficiency of which are also acknowledged.  Each capitalized term used in this Amendment and not otherwise defined herein will have the meaning given such term in the Employment Agreement.

1.                                       Amendment.

(a)                                  Section 3(d) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

(d)                                 Resignation by You.  You may terminate your employment hereunder at any time (i) subject to Section 6(a), for Good Reason or (ii) without Good Reason.  Prior to a Change in Control and following the second anniversary of such Change in Control, “Good Reason” means (A) any material diminution (considering all previous diminutions during the Employment Period in the aggregate, including all previous diminutions during the Employment Period which are not material when considered separately) in your position, authority, powers, functions, duties or responsibilities; provided, however, that Good Reason may not be asserted by you under this clause (A) after a Non-Renewal Notice has been given; (B) the relocation or transfer of your principal office to a location more than 50 miles from your regular work address as of the date hereof without your consent; (C) any reduction in your Annual Base Salary to an amount that is less than 90% of the highest Annual Base Salary in effect for you during the Employment Period; (D) any reduction in your Annual Bonus Target from your Annual Bonus Target for the calendar year 2003; (E) the receipt by you of Awards (excluding Non-Performance Awards) in any calendar year that differ (as to number, terms or type of Awards), in a manner adverse to you, from the Awards (excluding Non-Performance Awards) received by you in calendar year 2002, unless either (1) such adverse differences are in the same manner and to the same proportional extent as the average (mean) changes made to the Awards (excluding Non-Performance Awards) received by all other members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) in such calendar year (for purposes of this clause (1), any member of the Executive Officer Committee in such calendar year who was not a member of the Executive Officer Committee in calendar year 2002 shall be deemed to have received an Award of 57,500 stock options in calendar year 2002) or (2) such adverse differences are directly related to the Board’s good faith assessment of your relative contribution to the Company or your relative performance as compared to other members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company); provided, however, that in the case of adverse differences pursuant to clause (2), the receipt by you of a number of any type of Award in such calendar year that is less than one-half of the Final Average Number of Awards of such type for such calendar year shall constitute Good Reason; or (F) any failure by the Company to comply with any of the provisions of Section 2(b) which failure is not contemplated previously within this definition, excluding in all such cases any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.  Upon or after a Change in Control but prior to the second anniversary of such Change in Control, “Good Reason” means (A) any material diminution (considering all previous diminutions during the Employment Period in the aggregate, including all previous diminutions during the Employment Period which are not material when considered separately) in your position authority, powers, functions, duties or responsibilities in effect immediately prior to the Change in Control (subject to the same exclusions as provided above prior to a Change in Control and following the second anniversary of such Change in Control); (B) any reduction in your Annual Base Salary; (C) (i) any reduction in your Annual Bonus Target from your Annual Bonus Target for the calendar year 2003 or (ii) the awarding to you of an Annual Bonus that is less in amount than the Annual Bonus awarded to you for the calendar year immediately preceding the year during which the Change in Control occurs; (D) the receipt by you of Awards (excluding Non-Performance Awards) in any calendar year that differ (as to number, terms or type of Awards), in a manner adverse to you, from the Awards (excluding Non-Performance Awards) received by you in calendar year 2002, unless either (1) such adverse differences are in the same manner and to the same proportional extent as the average (mean) changes made to the Awards (excluding Non-Performance Awards) received by all other members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) in such calendar year (for purposes of this clause (1), any member of the Executive Officer Committee in such calendar year who was not a member of the Executive Officer Committee in calendar year 2002 shall be deemed to have received an Award of 57,500 stock options in calendar year 2002) or (2) such adverse differences are directly related to the Board’s good faith assessment of your relative contribution to the Company or your relative performance as compared to other members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company); provided, however, that in the case of adverse differences pursuant to clause (2), the receipt by you of a number of any type of Award in such calendar year that is less than one-half of the Final Average Number of Awards of such type for such calendar year shall constitute Good Reason; or (E) any failure by the Company to comply with any of the provisions of Section 2(b) which failure is not contemplated previously within this definition; or (F) the relocation or transfer of your principal office to a location more than 50 miles from your regular work address as of the date hereof without your consent, excluding in all such cases any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.  As used in this Agreement:

(i)                                     “Annual Bonus Target” means the percentage of your Annual Base Salary that is authorized to be awarded to you as an Annual Bonus if certain performance criteria are met.

(ii)                                  “Final Average Number of Awards” means, for any calendar year and for each type of Award granted during such year, the quotient (rounded up to the nearest whole number) equal to the aggregate number of Awards of such type (excluding Non-Performance Awards) received by all members of the Adjusted EOC Group in such calendar year, divided by the number of members of the Adjusted EOC Group in such calendar year.

(iii)                               “Adjusted EOC Group” means, for any calendar year and for each type of Award granted during such year, the members of the Executive Officer Committee who are eligible to receive Awards of such type (excluding members of the Executive Officer Committee who receive Non-Performance Awards) in such calendar year, excluding the Chief Executive Officer of the Company and each Outlier Award Recipient in such calendar year; provided, however, that if more than 50% of the members of the Executive Officer Committee for any calendar year are determined to be Outlier Award Recipients in such calendar year, then, notwithstanding the foregoing, all members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) who are eligible to receive Awards of such type (excluding members of the Executive Officer Committee who receive Non-Performance Awards) in such calendar year shall be included in the Adjusted EOC Group for such calendar year with respect to such type.

(iv)                              “Non-Performance Awards” means, for any calendar year and for each type of Award granted during such year, Awards of such type received by members of the Executive Officer Committee that are granted to such members primarily in recognition of promotions (as to position, authority, powers, functions, duties or responsibilities) or in recognition of becoming a member of the Executive Officer Committee.

(v)                                 “Outlier Award Recipient” means, for any calendar year and for each type of Award granted during such year, each member of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) who is eligible to receive Awards of such type (excluding any member of the Executive Officer Committee who receives Non-Performance Awards) in such calendar year and who receives a number of Awards of such type (excluding Non-Performance Awards) in such calendar year that is (i) 150% or more of the Preliminary Average Number of Awards or (ii) 66 2/3% or less of the Preliminary Average Number of Awards.

(vi)                              “Preliminary Average Number of Awards” means, for any calendar year and for each type of Award granted during such year, the quotient (rounded up to the nearest whole number) equal to the aggregate number of Awards of such type (excluding Non-Performance Awards) received by all members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) in such calendar year, divided by the number of members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) who are eligible to receive Awards of such type (excluding members of the Executive Officer Committee who receive Non-Performance Awards) in such calendar year.

(vii)                           The phrase “number of Awards” refers to the underlying number of shares of capital stock of the Company to which the applicable Award relates.

(b)                                 Section 7(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

(a)                                   You acknowledge that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that during the course of your employment with the Company you have received, will receive or will contribute to the Confidential Information.  Confidential Information includes, to the extent confidential and proprietary to the Company, sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers, prospective customers or vendors, customer and prospective customer lists, and information regarding methods of doing business.  However, Confidential Information does not include your general knowledge of and experience in the real estate business or your personal and professional relationships and it does not include information that (i) is obtained by you from a source other than the Company or its affiliates who is not under a duty of non-disclosure to the Company or such affiliate or (ii) is in the public domain or is or becomes generally available to the public other than through disclosure by you in violation of the provisions of this Agreement.

2.                                       Agreement Not to Terminate.  We agree that, notwithstanding any provision to the contrary contained in the Employment Agreement or this Amendment, we shall not have the right to terminate your employment, other than for Cause, for a period of time commencing on the date of this Amendment and ending on the 180th day following the date of this Amendment.  During this 180-day period, we will (a) disclose to you, or place you in a position to have access to or develop, Confidential Information, (b) place you in a position to develop business goodwill on behalf of the Company, and/or (c) disclose or entrust business opportunities of the Company to you.

3.                                       Employment Agreement Otherwise Unchanged.  Except as specifically amended or supplemented in this Amendment, the Employment Agreement will continue in full force and effect in accordance with its terms.

4.                                       Counterparts.  This Amendment may be executed (including by facsimile transmission) in any number of counterparts.

5.                                       Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

[SIGNATURE PAGE FOLLOWS]

By signing and countersigning this Amendment in the appropriate space set forth below, we and you have agreed to be bound by the terms and conditions set forth herein, effective as of the date first written above.

Sincerely,

TRAMMELL CROW COMPANY,
a Delaware corporation

		By:	/s/ ROBERT E. SULENTIC
		Name:	Robert E. Sulentic
		Title:	Chairman and Chief Executive Officer

		Address:	Trammell Crow Company
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201
Attention: General Counsel
Telephone: (214) 863-3000
Fax: (214) 863-3125

ACKNOWLEDGED AND AGREED BY EXECUTIVE:

/s/ DEREK R. MCCLAIN
Name: Derek R. McClain

Address:	[XXXXXXXXXX]
[XXXXXXXXXX]
Telephone: [XXXXXXXXXX]
Fax: [XXXXXXXXXX]